Exhibit 21.1

OptimumCare Corporation 10-K
December 31, 2003

SUBSIDIARIES OF THE COMPANY

Associated Staffing Resources, Inc.

Friendship Community Mental Health Center, Inc.

Heartline, Inc.

OptimumCare Source, LLC